Exhibit 4.16

Execution Version

April 9, 2020

Masimo Corporation

52 Discovery

Irvine, CA 92618

Attention: Micah Young

Its: Executive Vice President, Chief Financial Officer

Re:	Investment in Innovative Health Solutions, Inc.

Ladies and Gentlemen,

This letter agreement (this “Agreement”) is entered into by and between Innovative Health Solutions, Inc., an Indiana corporation (the “Company”) and Masimo Corporation (“Masimo”) in connection with Masimo’s purchase of shares of Series A Preferred Stock of the Company for an aggregate purchase price of approximately $7,750,000 (the “Shares”), pursuant to that certain Series A Preferred Stock Purchase Agreement (as may be amended or restated from time to time, the “Purchase Agreement”) and that certain Pre-funded Warrant to Purchase Series A Preferred Stock (as may be amended or restated from time to time, the “Warrant”).

As a material inducement to Masimo to invest in the Company, the Company hereby agrees that, in addition to any and all other rights provided to Masimo pursuant to the Purchase Agreement, the Warrant and that certain Amended and Restated Shareholders’ Agreement of the Company, dated as of October 12, 2017, by and among the Company and the shareholders of the Company named therein, as amended by that certain First Amendment to Shareholders’ Agreement, effective as of January 30, 2019 (as may be amended or restated from time to time, the “Shareholders’ Agreement”), Masimo will be entitled to the following contractual rights:

1. Observation Rights.

1.1 Masimo shall be entitled to specify one individual to serve as a non-voting observer (“Observer”) at all meetings of the Company’s Board of Directors (the “Board”) and the Board of Directors (or similar body) of any subsidiary of the Company (each, a “Subsidiary Board” and, together with the Board, the “Boards”), and all committees of the Board or any Subsidiary Board, including, without limitation, any ad hoc committee of the Board or any Subsidiary Board (collectively, “Committees”). The Observer may fully participate in all discussions of matters brought to the Boards or any Committee. Masimo shall have the sole authority to replace its Observer at any time. The Company shall provide Masimo with copies of all notices, minutes, consents and other materials that the Company provides to its directors in the same manner that the directors receive such materials, except that, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if the Company determines, upon the advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege or to protect highly confidential and proprietary information. Notwithstanding the foregoing, the Board and the officers of the Company shall not be required to allow Masimo to participate with respect to communications involving day-to-day business activities and immaterial operational decisions, in each case that are not presented to the Board for approval.

1.2 Except as disclosure shall be required by law or disclosures to the Observer’s Affiliates, officers, directors, agents, employees, attorneys and financial advisers, each of whom are bound by confidentiality obligations, the Observer agrees to hold in confidence and trust and not use or disclose any Confidential Information (as defined below) provided to or learned by the Observer in connection with the Observer’s rights under this Agreement during the time the Observer has observation rights. For purposes of this Agreement: (a) “Confidential Information” shall include all confidential and proprietary information of the Company. Confidential Information shall not include information that (i) prior to or after the time of disclosure becomes part of the public knowledge, (ii) is received from a third party that is not bound by confidentiality restrictions, (iii) is independently developed by Masimo or any of Masimo’s Affiliates without the use of Confidential Information, (iv) is pre-approved for release by the Company, or (v) is required to be disclosed pursuant to any applicable law, regulation, order or other similar requirement of any governmental, regulatory or supervisory authority; (b) an “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; and (c) a “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity.

2. Information and Inspection Rights.

2.1 Delivery of Financial Statements and Capitalization Table. The Company shall deliver to Masimo:

(a) as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, beginning with the fiscal year ended December 31, 2020, (i) an unaudited balance sheet as of the end of such year, (ii) unaudited statements of income and of cash flows for such year, and (iii) an unaudited statement of shareholders’ equity as of the end of such year, all such financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”); provided that in the event the Company’s annual financial statements are reviewed or audited by an outside accountant, the Company shall also deliver Masimo copies of such financial statements promptly following completion of the review or audit;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year of the Company, beginning with the fiscal year ended December 31, 2020, a preliminary unaudited balance sheet and preliminary unaudited statements of income and cash flows for such fiscal year, and a preliminary statement of shareholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, beginning with the fiscal quarter ending March 31, 2020, an unaudited balance sheet and unaudited statements of income and cash flows for such fiscal quarter, and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

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(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e) within seven (7) days after the end of each month, an updated capitalization table of the Company or written confirmation by the Company that the capitalization table of the Company most recently delivered to Masimo has not changed; and

(f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as Masimo may from time to time reasonably request, including but not limited to information relating to current or threatened litigation, regulatory actions, investigations or proceedings, defaults under credit facilities and other material events and occurrences; provided, however, that the Company shall not be obligated to provide information pursuant to this Section 2.1(e), (i) that the Company reasonably determines in good faith to be a trade secret (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company), or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated financial statements of the Company and all such consolidated subsidiaries.

2.2 Inspection. The Company shall permit Masimo to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by Masimo; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information (a) that it reasonably and in good faith considers to be a trade secret (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (b) that the Company determines, upon the advice of counsel, cannot be provided in order to preserve the attorney-client privilege or to protect highly confidential and proprietary information. Such inspection pursuant to this Section 2.2 shall be at Masimo’s sole expense unless such inspection reveals any material breach of this Agreement, the Purchase Agreement, the Warrant or the Shareholders’ Agreement, or any fraud or intentional misrepresentation on the part of the Company, in which case the Company shall be solely responsible for such expenses.

3. Most Favored Nation. As of and after the date of this Agreement, the Company shall not enter into any agreement or arrangement with any investor providing for rights, benefits, powers, preferences, priorities or privileges more favorable to such investor than the rights, benefits, powers, preferences, priorities or privileges provided to Masimo under this Agreement, the Purchase Agreement, the Warrant, the Shareholders’ Agreement or the Company’s governing instruments, unless Masimo is offered the opportunity in writing to receive such more favorable rights, benefits, powers, preferences, priorities or privileges; provided, however, that Masimo must elect to receive any such more favorable rights, benefits, powers, preferences, priorities or privileges by providing written notice thereof to the Company within twenty (20) days after being offered such opportunity from the Company in writing.

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4. Pro Rata Rights. If the Company proposes to offer or sell any equity securities, as well as rights, options, or warrants to purchase such equity securities, or securities of any type that are, or may become, convertible or exchangeable into or exercisable for such equity securities, or tokens (collectively, “New Securities”), the Company shall first offer such New Securities to Masimo.

4.1 Offer Notice. The Company shall provide Masimo written notice of each offering of New Securities, which notice shall contain the terms, conditions and pricing of such New Securities (which shall be the same terms, conditions and pricing offered to the other investors in the offering) (the “Offer Notice”). Within twenty (20) days after the Offer Notice is received by Masimo, Masimo may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities that equals the proportion that the shares of common stock of the Company (the “Common Stock”) then held by Masimo (including all shares of Common Stock then issuable upon conversion of preferred stock then held by Masimo) bears to the total number of shares of Common Stock then outstanding (assuming full conversion of all of the outstanding shares of preferred stock of the Company then outstanding). Notwithstanding the foregoing, the pro rata rights shall be inapplicable with respect to each of the following:

(a) Common Stock or options issued to employees, officers or directors of the Company pursuant to share purchase or equity incentive plans, agreements or other incentive arrangements, in each case approved by the Board;

(b) securities issued by reason of a dividend, stock split or other similar transaction;

(c) shares of Common Stock issued to the public in connection with a firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission sale (the “IPO”);

(d) securities issued pursuant to warrants, notes or other rights to acquire securities of the Company that are outstanding as of the date of this Agreement;

(e) shares of Common Stock actually issued upon the conversion or exchange of shares of preferred stock of the Company, provided such issuance is pursuant to the terms of such shares of preferred stock; and

(f) up to 317,933 shares of Series A Preferred Stock (subject to recapitalizations, stock splits, stock dividends or similar transactions) at a price per share of $18.87 or greater (subject to recapitalizations, stock splits, stock dividends or similar transactions) (“Preapproved Securities”) prior to September 1, 2020 and so long as the Company complies with Section 3 of this Agreement with respect to such Preapproved Securities.

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4.2 The Company shall not sell any New Securities on terms or conditions that are better to the prospective purchaser of such New Securities than set forth in the Offer Notice.

5. Amendments. None of the Articles of Incorporation of the Company, the Company’s Bylaws or the Shareholders’ Agreement shall be amended, modified or restated in any manner that materially and disproportionately adversely affects Masimo (in terms of its rights or obligations), in relation to the Company’s other stockholders, without the prior written consent of Masimo.

6. Notification. In the event the Board or a Committee determines to pursue a Change of Control (as defined below), or the Company determines to engage an investment or financial advisor in connection with a potential Change of Control, the Company shall (in each case) give Masimo prompt written notice of such determination; provided that notice must be given no later than two (2) business days following such determination. A “Change of Control” means: (i) any Person becoming the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then- outstanding voting securities, (ii) merger or consolidation of the Company that is effected for purposes other than (a) the reorganization of the Company in a different jurisdiction, or (b) the formation of a holding company that will be owned exclusively by the Company’s shareholders and will hold all of the outstanding shares of capital stock of the Company’s successor; or (iii) a sale, lease or license of all or substantially all of the Company’s assets.

7. Reimbursement of Expenses. Upon the closing of the purchase of the Shares, the Company shall pay the reasonable fees and expenses of Paul Hastings LLP, the counsel for Masimo, for matters related to Masimo’s purchase of the Shares, in an amount not to exceed

$100,000.

8. Right to Conduct Activities. The Company hereby acknowledges and agrees that Masimo and its Affiliates engage in a wide variety of businesses and activities (including investments in other companies), some of which may be competitive with the business of the Company and its Affiliates as conducted from time to time, and the Company acknowledges and agrees that, to the extent permitted under applicable law, neither Masimo nor any of its Affiliates shall be liable to the Company or any of its Affiliates or their investors for any claim arising out of or based upon (i) Masimo or any of its Affiliates engaging in any business or activity (including any investment in another company) which may be competitive with the Company or any of its Affiliates, or (ii) any actions taken by any officer, director, employee or other representative of Masimo or any of its Affiliates to assist any such competitive business, activity or company; provided, however, that the foregoing shall not relieve Masimo or any of its Affiliates from liability associated with their unauthorized disclosure of the Company’s Confidential Information obtained pursuant to this Agreement. In addition, the Company hereby acknowledges and agrees that Masimo shall not have any duty to disclose any information to the Company or any of its Affiliates or permit the Company or any of its Affiliates to participate in any businesses, activities, investments or other opportunities of Masimo or its Affiliates, and hereby waive, to the fullest extent permitted by law, any claim that could limit the ability of Masimo or its Affiliates to pursue such opportunities or that would require Masimo to disclose any such information to the Company or any of its Affiliates or offer any opportunity relating thereto to the Company or any of its Affiliates.

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9. PIIA Agreements. By May 9, 2020 (the “Deadline”), the Company will obtain executed Proprietary Information and Inventions Assignment Agreements (in a customary form approved by Masimo and which contain a present assignment of intellectual property provision) from the Company’s employees and contractors involved in the development of the Company’s products or intellectual property, including, without limitation, Dr. Adrian Miranda. The Company will confirm its compliance with this covenant in writing to Masimo by no later than the Deadline.

10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles. In relation to any legal action or proceedings (i) arising out of or in connection with this Agreement or its implementation or effect or (ii) relating to any non-contractual obligations arising out of or in connection with this Agreement, each of the parties irrevocably submits to the exclusive jurisdiction of the County of Wilmington, State of Delaware, and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12. Amendments and Waiver. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Masimo. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of hereof containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

14. Specific Enforcement. Each of the parties hereto hereby agrees and acknowledges that (i) it would be irreparably harmed in the event of a breach by any other party of such other party’s obligations hereunder, (ii) monetary damages may not be an adequate remedy for such breach and (iii) it shall be entitled to specific performance or injunctive relief, without the need to post a bond or other security, in addition to any other remedy that it may have at law or in equity, in the event of such breach.

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15. Entire Agreement. This Agreement, together with the Purchase Agreement, the Warrant and the Shareholders’ Agreement, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. In the event of any inconsistency between this Agreement, on the one hand, and the Purchase Agreement, the Warrant or the Shareholders’ Agreement, on the other hand, the provisions of this Agreement shall control in all respects.

16. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non- defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

17. The rights described in this Agreement shall terminate and be of no further force or effect upon (i) such time as no shares of the Company are held by Masimo or its Affiliates, (ii) the consummation of the IPO, or (iii) the consummation of a merger or consolidation of the Company (a) that is effected for independent business reasons unrelated to extinguishing such rights, (b) that is effected for purposes other than (A) the reorganization of the Company in a different jurisdiction, or (B) the formation of a holding company that will be owned exclusively by the Company’s shareholders and will hold all of the outstanding shares of capital stock of the Company’s successor, and (c) in which all shares of capital stock of the Company held by Masimo are exchanged for cash paid to Masimo upon closing of such transaction (subject to a customary escrow agreed to by the Company with respect to all shares of capital stock of the Company on a pro rata basis). The confidentiality obligations referenced in this Agreement will survive any such termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Innovative Health Solutions, Inc.

By:	/s/ Brian Carrico
Name:	Brian Carrico
Title:	Chief Executive Officer

[Signature Page to Side Letter]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MASIMO CORPORATION

By:	/s/ Micah Young
Name:	Micah Young
Title:	Executive Vice President, Chief Financial Officer

WAIVER UNDER SIDE LETTER

October 6th, 2020

The undersigned (“Masimo”) is party to (i) a certain letter agreement dated as of April 9, 2020 by and between Masimo and Innovative Health Solutions, Inc., an Indiana corporation (the “Company”) (the “Side Letter”), and (ii) a certain Series A Preferred Stock Purchase Agreement dated April 9, 2020 by and between Masimo and the Company (the “Series A Purchase Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Side Letter.

Under Section 4.1 of the Side Letter, if the Company proposes to offer or sell any New Securities (with certain exceptions), it must first deliver an Offer Notice to Masimo, whereby Masimo has the right, for a period of time, to purchase a portion of the New Securities in the manner set forth therein.

The Company seeks to increase the offering amount under the Series A Purchase Agreement by an additional 317,933 shares of Series A Preferred Stock (subject to recapitalizations, stock splits, stock dividends or similar transactions) at a price per share of $18.87 or greater (subject to recapitalizations, stock splits, stock dividends or similar transactions) (the “Additional Shares”).

Masimo agrees to waive the requirements of, and all rights Masimo may otherwise be entitled to pursuant to, Section 4.1 of the Side Letter in connection with the sale and issuance of the Additional Shares, including without limitation that the Company serve Masimo with an Offer Notice and grant Masimo rights to acquire Masimo’s pro rata share of the Additional Shares; provided that this waiver shall only apply (i) with respect to the sale of up to the 317,933 Additional Shares, (ii) to the extent all of the Additional Shares are sold at a per share price paid to the Company of at least $18.87 (subject to recapitalizations, stock splits, stock dividends or similar transactions), and (iii) with respect to sales of Additional Shares completed on or before December 6, 2020.

This Waiver under Side Letter (this “Waiver”) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Waiver may also be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first written above.

MASIMO:
MASIMO CORPORATION

		By:	/s/ Micah Young
		Name:	Micah Young
		Title:	EVP and CFO

ACKNOWLEDGED:

INNOVATIVE HEALTH SOLUTIONS, INC.,
an Indiana corporation

By:	/s/ Brian Carrico
Name:	Brian Carrico
Title:	Chief Executive Officer

[Signature Page to Waiver under Side Letter]

WAIVER UNDER SIDE LETTER

March 18, 2021

The undersigned (“Masimo”) is party to (i) a certain letter agreement dated as of April 9, 2020 by and between Masimo and Innovative Health Solutions, Inc., an Indiana corporation (the “Company”) (the “Side Letter”), and (ii) a certain Series A Preferred Stock Purchase Agreement dated April 9, 2020 by and between Masimo and the Company (the “Series A Purchase Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Side Letter.

Under Section 4.1 of the Side Letter, if the Company proposes to offer or sell any New Securities (with certain exceptions), it must first deliver an Offer Notice to Masimo, whereby Masimo has the right, for a period of time, to purchase a portion of the New Securities in the manner set forth therein.

The Company seeks to increase the offering amount under the Series A Purchase Agreement by an additional 317,933 shares of Series A Preferred Stock (subject to recapitalizations, stock splits, stock dividends or similar transactions) at a price per share of $18.87 or greater (subject to recapitalizations, stock splits, stock dividends or similar transactions) (the “Additional Shares”).

Masimo agrees to waive the requirements of, and all rights Masimo may otherwise be entitled to pursuant to, Section 4.1 of the Side Letter in connection with the sale and issuance of the Additional Shares, including without limitation that the Company serve Masimo with an Offer Notice and grant Masimo rights to acquire Masimo’s pro rata share of the Additional Shares; provided that this waiver shall only apply (i) with respect to the sale of up to the 317,933 Additional Shares, (ii) to the extent all of the Additional Shares are sold at a per share price paid to the Company of at least $18.87 (subject to recapitalizations, stock splits, stock dividends or similar transactions), and (iii) with respect to sales of Additional Shares completed on or before July 1, 2021.

This Waiver under Side Letter (this “Waiver”) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Waiver may also be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first written above.

MASIMO:
Masimo Corporation

		By:	/s/ Micah Young
		Name:	Micah Young
		Title:	EVP, Chief Financial Officer

ACKNOWLEDGED:

Innovative Health Solutions, Inc.,
an Indiana corporation

By:	/s/ Brian Carrico
Name:	Brian Carrico
Title:	Chief Executive Officer

[Signature Page to Waiver under Side Letter]